                     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                   SCHEDULE 14A

                               SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


Filed by the regisstrant /X/
Filed by a party other than the registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   Showboat, Inc.
- - -------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                   Showboat, Inc.
- - -------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the Appropriate box):
    /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i), or 14a-6(j)(2)
    / / $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6)i)(3)
    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4)

    (1) Title of each class of securities to which transaction applies:

        9-1/4% First Mortgage Bonds due 2008
- - -------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaciton applies:

- - -------------------------------------------------------------------------------

    (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- - -------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- - -------------------------------------------------------------------------------

    / / Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- - -------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- - -------------------------------------------------------------------------------

    (3) Filing party:

- - -------------------------------------------------------------------------------

    (4) Date filed:

- - -------------------------------------------------------------------------------

                                     June 1, 1994





          To Holders of:

               9-1/4% First Mortgage Bonds due 2008
               of Showboat, Inc.

          Ladies and Gentlemen:

                    Showboat, Inc. ("Showboat"), is hereby soliciting the consent of the holders (the "Holders") of the 9-1/4% First Mortgage Bonds due 2008 (the "Bonds") to certain modifications (the "Amendments") to the indenture pursuant to which the Bonds were
          issued  (the "Indenture").   Terms  not otherwise  defined herein
          have the meanings assigned to them in the Indenture or the proposed Amendments. The purpose of the proposed Amendments is to facilitate Showboat's investment in (i) Sydney Harbour Casino Holdings Limited ("SHCH") which was selected by the New South Wales Casino Control Commission to be the preferred applicant to develop, construct and operate the sole full service casino in Sydney, Australia and (ii) other emerging gaming opportunities. Showboat will invest approximately $135 million (or US$100 million at current exchange rates) in, and will own approximately 27% of, SHCH. In addition, an 85% owned subsidiary of Showboat will manage, for a fee, the operations of the Sydney Harbour Casino pursuant to a 40-year management contract.

                    The  proposed  Amendments   accomplish  this  goal   by
          (i) permitting  Showboat   or  its  subsidiaries   to  invest  in
          Controlled Entities (as defined herein), the equity investments and management fees (subject to certain approvals) of which will be pledged as additional Collateral to secure your Bonds;
          (ii) permitting Showboat or its subsidiaries to raise up to $150 million in subordinated indebtedness, which will not be secured
	         by any Collateral and at least $100 million of the proceeds of which will be used to fund Showboat's investment in SHCH; and
          (iii) permit

          Showboat to pay its regular quarterly dividend and make certain Restricted Payments permitted by Section 4.09(b), as amended, without meeting the Debt Incurrence requirement. In addition, Showboat plans to raise additional equity simultaneously with the subordinated debt offering, subject to market conditions.

                     The   proposed   Amendments  will   provide  additional
          Collateral to secure your Bonds and will not affect the existing Collateral consisting of a first priority mortgage on the Las Vegas Showboat and the Atlantic City Showboat.

                    As compensation for the foregoing approvals and actions, Showboat will pay to Holders who Consent to the proposed Amendments, a cash fee equal to .50% of the outstanding principal amount of Bonds held by each such consenting Holder, upon the effectiveness of the proposed Amendments. HOLDERS WHO DO NOT CONSENT WILL NOT RECEIVE ANY PAYMENT IF THE PROPOSED AMENDMENTS ARE APPROVED. Consents may only be executed by the Holders of record on the record date of Thursday, May 19, 1994. The expiration date for the consent is 5:00 P.M. FRIDAY, JUNE 10, 1994.

                    Management believes that the proposed Amendments would allow Showboat to raise the appropriate amount of debt and equity capital and provide greater flexibility to it in responding to opportunities in emerging gaming markets. Many of the opportunities evaluated by Showboat involve the participation by local investors. The current provisions in the Indenture place limitations on Showboat's ability to participate in such opportunities with local investors since the existing covenants treat investments in non-wholly owned subsidiaries as Restricted Payments. The proposed Amendments would permit Showboat to take advantage of such opportunities since it would allow certain Investments in Controlled Entities. Showboat will own at least 50% of all Controlled Entities (and 27% of SHCH which is specifically included as a Controlled Entity) and Showboat's investment in the Controlled Entities would be a Permitted Investment. All investments in Controlled Entities will be pledged as additional collateral for the Bonds.

                    Showboat is a member of a consortium which was selected on May 6, 1994 as the preferred applicant to develop, construct and operate the sole full service casino in Sydney, New South Wales, Australia (the "Sydney Casino"). The investment in SHCH, the corporation formed by the consortium, will be a substantial opportunity for Showboat in a new gaming venue. The casino license will be issued by the New South Wales Casino Control Authority following negotiations with the preferred applicant in order to complete all required legal documentation and the granting of building and development approvals which
          are required  for  the   issuance  of  the  casino   license.
          SHCH anticipates that the development approval period will take approximately 5 months.


                   Showboat is a leader in the rapidly expanding emerging gaming industry. A key component of Showboat's strategy is to diversify its sources of operating cash flow. The Company expects to utilize the expertise and resources of third parties to develop and obtain gaming opportunities in emerging gaming markets. Management believes the involvement of third parties is crucial to the continuing success of its development of gaming opportunities.

                    Showboat would like to modify the Indenture for these changes as soon as possible to take advantage of emerging gaming opportunities.

                    Since the completion of the Bond offering in  May 1993,
          the Company has opened the Star Casino in New Orleans, Louisiana with its partner, Star Casino, Inc. Showboat, through its wholly-owned subsidiary, owns 50% of the Star Casino, which until February 10, 1994 was the only riverboat casino operating in New Orleans, Louisiana. Lake Pontchartrain Showboat, Inc., another wholly owned Subsidiary, manages the Star Casino for a management fee equal to 5% of all casino revenues, net of gaming taxes and boarding fees.

                    Based on results for  the twelve months ended March 31,
          1994, Showboat's consolidated ratio of EBITDA/consolidated interest expense was 2.8 to 1.0. The consolidated EBITDA includes $1.3 million of pre-opening expenses relating to the opening of the Star Casino and $5.6 million of expenses relating to Showboat's Development Division. Showboat's consolidated ratio of debt/EBITDA was 3.8 to 1.0 for the twelve months ended March 31, 1994.

                    Donaldson, Lufkin & Jenrette Securities Corporation is assisting us as Solicitation Agent for this solicitation and can be reached at (212) 504-3589 (Attention: Kirk B. Wortman) if you have any questions after reviewing the enclosed materials. Questions also may be directed to Leann Schneider, the Chief Financial Officer of Showboat, at (702) 385-9162 or Brad Straub, the Vice President Finance of Showboat Development Company, at
          (609) 487-2018. Holders of the Bonds are requested to return your consents as soon as possible, but in no event later than 5:00 p.m., New York time, on Friday, June 10, 1994 to the attention of Reorganization Operations Department, IBJ Schroder Bank and Trust

          Company (the "Trustee ) as described in the enclosed Consent Solicitation Statement.


                   We  are  all very  proud  of Showboat.    Our expansion
          efforts have  been  the result  of many  hours of  hard work  and
          planning  and   your  financial   support  for  our   efforts  is
          appreciated.  Thank you for your continued support.

                                             Sincerely,

                                             SHOWBOAT, INC.

                                             /s/ J.K. Houssels

                                             J.K. Houssels
                                             Chairman of the Board of Directors

          Enclosure

                                    SHOWBOAT, INC.
                                 2800 Fremont Street
                               Las Vegas, Nevada 89104

                             Solicitation of Consents to
                           Proposed Amendments to Indenture

                                  _________________

                         9-1/4% First Mortgage Bonds due 2008
                     ($275,000,000 principal amount outstanding)

                            Consent Solicitation Statement


               Showboat,    Inc.    ("Showboat")    is   soliciting    (the
          "Solicitation") the consents (the "Consents") of holders of record (the "Holders") as of May 19, 1994 (the "Record Date") of its 9-1/4% First Mortgage Bonds due 2008 (the "Bonds") to certain proposed amendments (the "Amendments") to the Indenture governing the Bonds and the Related Documents (the "Indenture"). The Solicitation is being made upon the terms and is subject to the conditions set forth in this Consent Solicitation Statement and in the accompanying Consent. Only Holders of record of the Bonds at the close of business on the Record Date will be entitled to Consent.

               The Amendments require the Consent of the Holders of at least a majority in principal amount of the Bonds. Holders of the Bonds who wish to Consent must consent to all of the Amendments as a whole. Showboat's Board of Directors has approved the Amendments and urges that Holders of the Bonds consent to their adoption.

               THE ACCOMPANYING CONSENT IS SOLICITED BY THE BOARD OF DIRECTORS. THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND THE ACCOMPANYING FORM OF CONSENT IS BEING MAILED TO HOLDERS ON OR ABOUT JUNE 1, 1994. IF YOUR BONDS ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN THE CONSENT WITH RESPECT TO YOUR BONDS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A CONSENT TO BE SIGNED REPRESENTING YOUR BONDS.

               The securities entitled to consent to the proposed Amendments are the Bonds. Holders of a majority in principal amount of the Bonds or Holders of more than $137,500,000 in principal amount of the Bonds are required to vote in favor of the Proposed Amendments. At the close of business on May 19, 1994, $275,000,000 in principal amount of the Bonds was outstanding.

               Regardless of the outcome of the Solicitation, the Bonds will continue to be outstanding and will continue to bear interest as provided in the Indenture.

               If the Amendments become effective, they will be binding on all Holders and their transferees, whether or not such Holders deliver their Consents. In no event should Holders tender or deliver their Bonds. All other provisions of the Indenture that are not amended remain in full force and effect.

               Each definitive Consent form should be sent via Federal Express, or by fax followed up with original by mail, to the Trustee at the following address:

                    IBJ Schroder Bank & Trust Company
                    One State Street
                    New York, New York 10004
                    Attention:  Reorganization Operations Department
                    Telephone:  (212) 858-2103
                    Fax:        (212) 858-2611

               Questions or requests for additional copies of this Consent Solicitation Statement or the Consent form should be directed to Showboat's Solicitation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, 140 Broadway, New York, New York 10005, telephone number: (212) 504-3589 (Attention: Kirk B. Wortman). Questions also may be directed to Leann Schneider, Showboat's Chief Financial Officer, at (702) 385-9162 and Brad Straub, the Vice President Finance of Showboat Development Company, at
          (609) 487-2018.

               Showboat has not authorized any person to give any information or make any representation in connection with the Solicitation of Consents other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. The delivery of this Consent Solicitation Statement shall not, under any circumstance, create any implication that the information herein is correct after the date hereof.

               The Solicitation is not being made to, nor will Showboat accept Consents from, the Holders of the Bonds in any jurisdiction in which the Solicitation would not be in compliance with the securities or blue sky laws of such jurisdiction.

               THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON FRIDAY, JUNE 10, 1994, UNLESS EXTENDED (AS IT MAY BE EXTENDED FROM TIME TO TIME THE "EXPIRATION DATE"). IF THE REQUISITE CONSENTS WITH RESPECT TO THE SOLICITATION HAVE NOT BEEN RECEIVED BY 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE, SHOWBOAT MAY EXTEND THE SOLICITATION FROM TIME TO TIME UNLESS THE REQUISITE CONSENTS HAVE BEEN RECEIVED. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS CONSENT SOLICITATION STATEMENT, SHOWBOAT RESERVES THE RIGHT TO EXTEND, AMEND OR TERMINATE THE SOLICITATION AT ANY TIME PRIOR TO THE EFFECTIVENESS OF THE PROPOSED AMENDMENTS, OR TO DELAY ACCEPTING CONSENTS.

               Any Holder giving a consent has the power to revoke it prospectively by giving written notice to the Trustee, by delivering to the Trustee a duly executed consent bearing a later date or by notifying the Trustee prior to the Expiration Date. The Bonds represented by the enclosed consent will be voted if the consent is properly executed and received by the Trustee prior to the Expiration Date.

               The Solicitation is based upon information provided solely by Showboat. The Solicitation Agent has not independently verified and does not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

               Recipients of this Consent Solicitation Statement are not to construe the contents of the Consent Solicitation Statement as legal, business or tax advice. Each recipient should consult his or her own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning this Solicitation.

         The Solicitation

          Votes Required                Showboat must receive the unrevoked
                                        Consents of at  least a majority in
                                        principal amount of the outstanding
                                        Bonds.

          Acceptance of Consents        Showboat  will accept  all properly
                                        completed  and  executed   consents
                                        received  and  not  revoked  on  or
                                        before 5:00 p.m., New York time, on
                                        the Expiration Date  and execute  a
                                        Supplemental     Indenture     upon
                                        acceptance  of  such Consents.   If
                                        the  requisite   Consents  are  not
                                        received  by  the Expiration  Date,
                                        Showboat     may     extend     the
                                        Solicitation and continue to accept
                                        Consents.   Showboat  may, however,
                                        elect at any time to  terminate the
                                        Solicitation.

          Procedure for Consents        Consents, to be effective,  must be
                                        properly completed  and executed in
                                        accordance  with  the  instructions
                                        contained herein and in the Consent
                                        form.   Only  Holders of  record of
                                        the  Bonds on the Record Date are
                                        entitled to Consent (or  holders of
                                        a  valid proxy  from the  holder of
                                        record).    Holders  who   wish  to
                                        Consent must consent to all  of the
                                        Amendments as a whole.

          Record Date                   May 19, 1994.

          Consideration for Consents    Showboat  will  pay to  Holders who
                                        Consent to  the proposed Amendments
                                        a  cash  fee equal  to .50%  of the
                                        outstanding principal amount of the
                                        Bonds held by each  such Consenting
                                        Holder  upon  the effectiveness  of
                                        the  proposed Amendments.   HOLDERS
                                        WHO DO NOT CONSENT WILL NOT RECEIVE
                                        ANY   PAYMENT   IF   THE   PROPOSED
                                        AMENDMENTS ARE APPROVED.

          Revocation of Consents        Consents may be revoked at any time
                                        prior to the Trustee's receipt of a
                                        certificate and  opinion of counsel
                                        from Showboat certifying receipt of
                                        Consents  of at least a majority in

                                        principal amount of the outstanding
                                        Bonds  (which may  be prior  to the
                                        Expiration   Date).     Any  Holder
                                        desiring to revoke  a Consent  must
                                        timely  file  with  the  Trustee  a
                                        written revocation of such Consent.

          Delivery of Consents          Executed  Consent  forms should  be
                                        delivered to the Trustee:

                                        IBJ Schroder Bank & Trust Company
                                        One State Street
                                        New York, New York 10004
                                        Attention:  Reorganization
                                                    Operations Department
                                        Telephone:  (212) 858-2103
                                        Fax:        (212) 858-2611

                                        Consent   forms   should   not   be
                                        delivered directly to Showboat.  In
                                        no event should  Holders tender  or
                                        deliver their Bonds.

          Information                   Requests for additional information
                                        and   additional  copies   of  this
                                        Consent Solicitation  Statement and
                                        the consent form should be directed
                                        to    the    Solicitation    Agent:
                                        Donaldson,   Lufkin    &   Jenrette
                                        Securities     Corporation,     140
                                        Broadway, New York, New York 10005,
                                        Attention:      Kirk  B.   Wortman,
                                        telephone number:  (212) 504-3589.

          PURPOSE

               The purpose of this solicitation is to obtain approval of the proposed Amendments to the Indenture under which the Bonds were issued. Since completion of the Bond Offering in May 1993, the Company has investigated gaming opportunities throughout the United States of America and the world. Showboat has announced and is currently pursuing, among others, the following opportunities:

                    (i)  It is  a member of a consortium which was selected
          as the preferred applicant to develop, construct and operate the sole full service casino in Sydney, New South Wales, Australia.
          The  consortium   is   forming  a   publicly   traded   Australia
          corporation, Sydney  Harbour Casino Holdings Ltd.  ("SHCH") to be
          the parent corporation of the Sydney casino licensee.  The casino is expected to open as a temporary casino in 1995 and a permanent casino with 1,500 slot machines and 200 table games in 1997.  Showboat will be required to contribute up to
          approximately A$135 million  (Australian  dollars) to  SHCH
          for  an approximate  27% interest.   Showboat intends
	         to finance its investment in SHCH with a combination of cash on hand and the proceeds of an equity or debt offering.
          Showboat will also receive a management fee pursuant to a 40-year management contract between the casino licensee and a Controlled Entity which is 85% owned by Showboat;


                    (ii)  It has  entered into  a partnership, the  Showboat
          Marina  Partnership,  to  develop  a gaming  vessel  and  related
          dockside  improvements  in  East  Chicago,  Indiana.    Showboat,
          through Subsidiaries, will own fifty-five percent (55%) of the partnership interests and its partner, Waterfront Development & Entertainment, Inc., will own forty-five percent (45%) of the partnership interests. The partnership is the only applicant for
          the  East Chicago gaming berth.  Showboat   plans  to   contribute
          approximately  $30 million  to  the partnership  and Showboat  is
          obtaining  financing   in  excess   of  $75   million  (currently
          anticipated to be approximately $90 million) for the development, construction and outfitting of the gaming vessel which will contain in excess of 60,000 square feet of gaming area and the related dockside improvements;

                     Gaming in Indiana, except in Lake County, was approved in county referendums. In Lake County, the county in which East Chicago, Hammond and Gary are located, gaming was approved by city referendums and no vote was required in Gary. A lawsuit was filed in Porter County, Indiana seeking to declare the portion of the Riverboat Gambling Act that treated Lake County differently than other Indiana counties unconstitutional under Indiana's constitution which prohibits "special" legislation. On May 19, 1994, the Porter County Superior Court issued an order declaring such provisions of the Riverboat Gambling Act unconstitutional and ordered the Indiana Gaming Commission to cease all activity, except background investigations, in the process of licensing riverboats until such time as the legislature cures the constitutional defects in the legislation or until further order of the Superior Court or the Indiana Supreme Court. No assurance can be given that the May 19, 1994 order of the Porter Superior Court shall be rescinded by such court, overturned by the Indiana Supreme Court, or cured by the Indiana Legislature; and


                  (iii) It has entered into a tribal management and construction agreement with the St. Regis Mohawk Tribe for the renovation, expansion, and outfitting of a building located on
          the St. Regis  Mohawk reservation  in Hogansburg, New  York.   In
          addition, Showboat will provide working capital for start-up operations. Showboat, through Subsidiaries, will lend up to $35 million to the St. Regis Mohawk Tribe for the renovating,
          expanding  and   outfitting  of  a   building  containing,  after
          expansion, up to an approximately 30,000 square foot casino with approximately 80 table games. In addition, a portion of the loan will be used for working capital and for start-up operation purposes. The Agreement contemplates the payment of a management fee to Showboat of 20% of earnings before taxes, interest, depreciation and amortization for a term of five
          years.   The management  fee so  calculated cannot  exceed  30% of
          net gaming revenues. The tribal management agreement and related documents must be approved by the National Indian Gaming Commission. Approval of certain environmental matters is also required. The Governor of New York and the St. Regis Mohawk
          Tribe entered into a state gaming compact on October 15, 1993;

               No assurance can be given that any of the foregoing listed gaming opportunities or others will be realized.

               The existing Indenture significantly limits Showboat's ability to enter into partnerships, consortiums or other corporations on a less than wholly-owned basis. Showboat has agreements with third parties to develop the announced casinos which management believes will enhance its competitive position in the gaming industry and increase and diversify Showboat's operating cash flow. Additionally, Showboat believes that the likelihood of realizing gaming opportunities increases if Showboat has aligned itself with local investors. However, due to limitations in the Indenture, unless the proposed Amendments are approved, Showboat's ability to include local investors is limited since investments in non-wholly owned Subsidiaries are not Permitted Investments and constitute Restricted Payments. Moreover, unless the proposed Amendments are approved, Showboat's ability to expand its operations beyond the Sydney Casino will be substantially reduced since Showboat's investment in SHCH will substantially deplete permitted funds for investment in non-wholly owned gaming opportunities.

          BACKGROUND AND PURPOSE OF THE PROPOSED AMENDMENTS

          Description of Proposed Amendments

               Showboat seeks the Holders' consent  to proposed Amendments,
          each of  which is  described below.   The  text  of the  proposed
          Amendments are contained in Exhibit A.

                    (a) Permit Investment in Non-Wholly Owned Subsidiaries and SHCH Which are Controlled or Managed by Showboat. Adding provisions permitting Showboat to invest in Controlled Entities which are engaged in gaming activities will provide greater investment flexibility to Showboat. Showboat has evaluated a number of gaming projects in emerging gaming markets. Most of these opportunities are in the form of joint ventures with local business people. These joint ventures provide a means to expand into new gaming jurisdictions. The local business people provide an understanding of the local market and provide a relationship with the community in which the gaming facility is to be built. Showboat provides the casino management skills necessary to gain state licensing and expertise to operate the gaming facility. The ownership's structure of these joint ventures is such that Showboat would own at least 50% of the venture and would control the daily operation of the project.

                    Section  4.09 currently limits  Showboat from investing
          in non-wholly owned subsidiaries except by making Restricted Payments or by making Investments in Non-Recourse Subsidiaries. Holders are requested to amend Section 4.09 to permit investments in Controlled Entities. A Controlled Entity will be an investment by Showboat in a gaming venture in which Showboat owns at least 50% of the voting equity of the entity and manages the day-to-day operations of the entity (or which is not managed by an outside party). Showboat's approximate 27% investment in SHCH will be specifically included as a Controlled Entity. All investments in the Controlled Entities and management fees (subject to gaming or other third party approvals) will be pledged to provide additional collateral for the Bonds. All Indebtedness of the Controlled Entity will be nonrecourse to Showboat, the Las Vegas Showboat Hotel, Casino and Bowling Center and the Atlantic City Showboat Casino Hotel. Showboat shall be prohibited from contributing any of the assets of the Las Vegas Showboat Hotel, Casino and Bowling Center or the Atlantic City Showboat to a Controlled Entity. If at any time a Controlled Entity ceases to be a Controlled Entity, it will become a Restricted Payment on that date unless Showboat's investment in the Controlled Entity is purchased at the greater of its original investment or book value at the date the Controlled Entity ceases to be a Controlled Entity.

               For purposes of Section 4.09, the Company would like its 27%
          held subsidiary Sydney Harbour Casino Holdings Limited designated
          a  Controlled  Entity.    The Sydney  Harbour  Casino  project as
          currently  planned  would  require   Showboat  to  invest  up  to
          approximately A$135,000,000,  for an approximate 27%  interest in the Sydney Harbour Casino.  Due to foreign currency fluctuations, the proposed Amendment will  provide that Showboat may  invest up to  $110 million  in SHCH  and  such investment  shall  not be  a
          Restricted Payment.   Amounts invested in excess of  $110 million
          in  SHCH shall be a Restricted Payment.  The management fee is
	         expected to  be based on  both the total revenue and the gross
          operating profit of the  Sydney Harbour Casino.   Showboat's
          investment  in the Sydney  Harbour Casino and the  Management
										Agreement (subject to  Gaming  Authority approval)  will be
          pledged as  additional collateral  for the Bonds.  The Company also expects to designate its  proposed East Chicago investments as  a Controlled Entity if it is awarded a gaming license to operate a gaming vessel.

               The   following  table   gives  comparative   statistics  on
          Australian casinos.

                                                                  Casino
                                                                  Revenue
                                      Year Number of   Number of  $M (Aus)
                     Casino         Opened  Tables    Machines   1991/1992
                   Hobart             1973     40         272        29

                   Darwin             1979     35         386        25
                   Alice Springs      1982     21         196         8

                   Launceston         1982     25         188        19
                   Gold Coast         1985    112         998       167

                   Perth              1985    115       1,128       201
                   Adelaide           1985     93         750        89

                   Townsville         1986     34         182        20
                   Canberra*          1992     47          --       N/A

                   Brisbane           1995    100       1,200       N/A
                   Cairns             1995     45         540       N/A

                   Sydney**           1995    150         500       N/A
                   Melbourne***       1996    200       2,500       N/A

                   Sydney***          1997    200       1,500       N/A


          _______________

            *Currently operating at a temporary location with 37 tables. **Temporary Casino.
          ***Permanent Casino.

               Source:  Australian Casino Regulatory Organizations

               Based on the maximum allowable number of gambling tables, the permanent Sydney Harbour Casino will rank as one of the largest casinos in the world. The temporary Sydney Harbour Casino will also be the largest in Australia (based upon the maximum number of tables permitted) until the new Melbourne Casino opens in 1996. The permanent Sydney Harbour Casino has the same number of permitted gaming tables as the Melbourne Casino, although fewer machines.

                    (b) Permit the incurrence of up to $150 million of subordinated debt. In combination with an equity offering the Company would like to raise $150 million of subordinated debt to fund its rapid diversification and expansion. The debt financing would be unsecured and expressly subordinated in right of payment to the Bonds. Holders are requested to amend Section 4.08 to permit the incurrence of up to $150 million in debt with at least $100 million designated for the investment in SHCH.

			                 (c)  Permit Showboat to pay its Regular Quarterly
          Dividend and make certain Restricted Payments current
          by Section 4.09(b).  A Regular Quarterly Dividend is a dividend regularly and normally declared and paid by Showboat in accordance with its prior business practices.  The additional debt permitted to be incurred as a result of this Consent Soliictation will limit
          Showboat's ability, among others, to pay its Regular Quarterly
          Dividend, make Permitted Investments in Controlled Entities and make Restricted Investments in Non-Recourse Subsidiaries.  The
          Company will have significant resources to pay its Regular
          Quarterly Dividend and make Restricted Investments of up to $75 million in Non-Recourse Subsidiaries (as currently permitted), however, the Company will not be able to meet the requirement to be able to incur $1.00 of additional indebtedness under the Fixed
          Coverage Ratio test.  Holders are requested to amend Section
          4.09(b) to permit the Company to pay its Regular Quarterly
          Dividend, make certain Restricted Payments (as currently permitted in Section 4.09(b)) and pursuant to the requested new clauses (ix)
          and (x) to Section 4.09(b) regarding Controlled Entities and the
          Company's investment in SHCH.

                              CONSENT SOLICITATION

          General Terms of Solicitation

               In order to effect the proposed Amendments, Holders of more than 50% of the aggregate outstanding principal amount of the Bonds must consent to such Amendments. Attached hereto as Exhibit A is the form of Consent to be executed and delivered by each of the Holders. There are presently issued and outstanding $275,000,000 aggregate principal amount of Bonds. Accordingly, the Amendments must be approved by the holders of more than $137,500,000 aggregate principal amount of Bonds. Holders of the Bonds who wish to

          Consent to the proposed Amendments must consent to all of the proposed Amendments as a whole.

               This Consent Solicitation is being sent to all parties who are Holders of record of the Bonds at the close of business on the Record Date.

               If the requisite Consents are received on or prior to the Expiration Date, and all other conditions to the Amendments have been satisfied or waived, then a Supplemental Indenture will be executed amending the Indenture, together with such other amendment agreements as may be necessary to amend the Related Documents.

          Procedure for Consenting

               A Consent can only be effected by execution of the enclosed form of Consent attached as Exhibit A, properly completed, executed and delivered by each of the Holders to the Trustee at the address set forth on page 2 of this Consent Solicitation. Upon receipt by the Solicitation Agent of a Consent completed and executed by a Holder, the Holder will be deemed to have consented to or disapproved of the Amendments as delineated in the Consent.

               Only registered Holders of the Bonds as of the record date set forth above may deliver a Consent (or holders of a valid proxy from the holder of record). Any beneficial owner of Bonds who is not the registered Holder of such Bonds must arrange with the registered holder to execute and deliver the Consent on his, her or its behalf (or holders of a valid proxy from the holder of record).

               All questions as to the validity, form, eligibility, receipt and acceptance of any Consent will be resolved by Showboat, whose determination shall be final and binding. Showboat reserves the right to waive any defects or irregularities or conditions of delivery as to particular Consents. Showboat's interpretation of the terms and conditions of the Consent Solicitation Statement shall be conclusive and binding.

               All inquiries or correspondence with respect to or any request for additional information or copies of this Consent Solicitation should be directed to the Solicitation Agent,
          Attention: Kirk B. Wortman, at its address and telephone number set forth on page 5 of this Consent Solicitation Statement.

          Consideration for Consenting

               Showboat will pay to Holders who Consent to the proposed Amendments a cash fee equal to .50% of the outstanding principal amount of the Bonds held by each such Consenting Holder upon the effectiveness of the proposed Amendments. HOLDERS WHO DO NOT CONSENT WILL NOT RECEIVE ANY PAYMENT IF THE PROPOSED AMENDMENTS ARE APPROVED.

          Expiration Date; Extensions

               The term "Expiration Date" means 5:00 p.m. New York time June 10, 1994, unless Showboat, in its sole discretion, extends the period during which the Consent Solicitation is open. In such event, the term "Expiration Date" shall mean the time and date on which such Consent Solicitation, as so extended by Showboat, shall expire. Showboat reserves the right to extend the Consent Solicitation at any time and from time to time by making a public announcement of any such extension of the Expiration Date or by sending notice of such extension to such record holders.

          Revocation of Consents

               Consents with respect to the Amendments will become irrevocable when the Trustee receives an officer's certificate and opinion of counsel from Showboat certifying that the Holders of the requisite principal amount of Bonds have consented to the Amendments. Consents may be revoked at any time prior to the Expiration Date by delivery to the Trustee a written notice of revocation signed and dated by the registered Holder of the Bonds, accompanied by information sufficient to enable the Trustee to identify the Bonds covered by the Consent so revoked and to determine the rights of such Holders to revoke such Consent.

          Voting Procedures

               A majority of Holders of the principal outstanding amount of the Bonds, or Holders of $137,500,000, must approve the proposed Amendments at the meeting. Abstentions or failure to consent are treated as votes "Against" the proposed Amendments.

               The Trustee will tabulate the number of "For" votes, "Against" votes, and "Abstain" votes for the proposed Amendments.

          Ownership of Management and Certain Other Beneficial Owners

               As of May 19, 1994, other than J.K. Houssels and John D. Gaughan, no director of Showboat owns any of the Bonds. J.K. Houssels owns $450,000 and John D. Gaughan owns $3,640,000
          (or 1.3% of the outstanding Bonds) in principal amount of the Bonds. All directors and officers as a group hold $4,100,000 in principal amount of the Bonds or 1.5%, collectively, of the outstanding Bonds. Mr. Houssels' and Mr. Gaughan's address is 2800 Fremont Street, Las Vegas, Nevada 89104. Showboat is not aware of the extent of the holdings of any other beneficial holder of the Bonds. However, the following table discloses the names and addresses, the amount of the Bonds held, and percentage held by certain institutions.



                                             Principal             % of
                                             Amount of          Outstanding
          Name and Address                   Bonds Held             Bonds


          Bank of New York
          925 Patterson Plank Road
          Secaucus, NJ 07094                 $16,020,000              5.8

          Bankers Trust
          Corporate Securities Service
          16 Wall Street - Level D
          New York, NY 10005                 $30,100,000             10.9

          Boston Safe Deposit
            & Trust Co.
          c/o ADP Proxy Services
          51 Mercedes Way
          Edgewood, NY 11717                 $18,250,000              6.6

          Northern Trust Co.-Trust
          c/o ADP Proxy Services
          51 Mercedes Way
          Edgewood, NY 11717                 $51,550,000             18.7

          SSB-Custodian
          c/o ADP Proxy Services
          51 Mercedes Way
          Edgewood, NY 11717                 $49,180,000             17.9


          1995 Annual Meeting of Shareholders

               According to the Company's Restated Bylaws, the next annual meeting of shareholders is expected to be held on or about April 25, 1995. Shareholders desiring to present proper proposals at that meeting and to have their proposals included in the Company's proxy statement and form of proxy for that meeting must submit the proposal to the Company, and it must be received by the Company at its executive offices at 2800 Fremont Street, Las Vegas, Nevada 89104 no later than December 17, 1994. The proposal must comply with Securities and Exchange Commission Regulation 14a-8.

          Expenses of Solicitation

               Showboat will bear the expense of preparing, printing and mailing this Consent Solicitation and the accompanying form of Consent, including legal, accounting and other expenses. In addition to solicitation by use of the mails, Consents may be solicited by directors, officers, employees and agents of Showboat in person or by telephone, telegram or other means of communication. Such directors, officers, employees and agents will not be additionally compensated but may be reimbursed for out-of-pocket expenses in connection with the Solicitation. Arrangements may also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding this Consent Solicitation to the beneficial owners of the Bonds held of record by such party and Showboat may reimburse such brokerage house, custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

               In addition, Showboat has retained the Solicitation Agent for solicitation and advisory services in connection with this Consent Solicitation Statement. For such services, the Solicitation Agent will receive a fee of $150,000. The Solicitation Agent will also be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under federal securities laws, in either case incurred in connection with the Solicitation. The Solicitation Agent will solicit consents for individuals, brokers, bank nominees and other institutional holders of the Bonds.

          Available Information

               The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the New York Regional Office of the Commission, 7 World Trade Center, 13th Floor, New York, New York 10048; and at the Chicago Regional Office of the Commission, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, $1.00 par value,
          is  listed  on  the New  York Stock  Exchange.   Reports,  proxy
          statements, and other information concerning the Company may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

               A copy of the Indenture is available without charge, upon written or oral requests by any person to whom this Consent Solicitation Statement has been delivered, from H. Gregory Nasky, Secretary, Showboat, Inc., 2800 Fremont Street, Las Vegas, Nevada 89104 (telephone (702) 385-9141).

                                      EXHIBIT A

                                    SHOWBOAT, INC.



                                     CONSENT FORM

          TO:  Showboat, Inc.
               2800 Fremont Street
               Las Vegas, Nevada  89104

               Attention:  Reorganization Operations Department
                           IBJ Schroder Bank Trust Company
                           One State Street
                           New York, New York  10004
                           Telephone: (212) 858-2103
                           Fax: (212) 858-2611


               RE: Consent Solicitation dated May 20, 1994 for Proposed Amendments to Indenture dated as of May 18, 1993

               The undersigned hereby certifies to Showboat, Inc., a Nevada corporation ("Showboat"), that as of May 19, 1994, the undersigned was the Holder of record of $__________ aggregate principal amount of the Showboat's 9-1/4% First Mortgage Bonds due 2008 and as of today's date the outstanding principal balance owed to the Holder on said Bonds is $__________. The undersigned Holder further certifies that it is authorized to execute and deliver this Consent Form for and on its behalf and/or for and on behalf of any beneficial owner of the above-described Bonds.

               The undersigned Holder acknowledges that each of the terms not otherwise defined herein shall have the meanings assigned thereto in the Consent Solicitation to which this Consent Form was attached.

               The following sets forth the Amendments to the Indenture proposed by Showboat. The Amendments to the Indenture shall be in substantially the form set forth below with such non-material alterations as Showboat in its discretion deems necessary or desirable or such other changes as Showboat and the Trustee determine necessary and proper in light of or to effect the substance and purpose of the proposed Amendments.


                               THE PROPOSED AMENDMENTS


               Add the following definitions to Section 1.01:

               Section 1.01 of the Indenture shall be amended to insert the following:

              "Australian   Gaming   Approval"  means   the  official
               selection of SHCH (or a Subsidiary of SHCH) as the sole licensee or operator of a casino gaming operation in Sydney, Australia.

               "Controlled Entity" means any Person which (i) is designated by the Issuer as a "Controlled Entity," (ii) is a Non-Recourse Subsidiary of which at least 50% of the common equity is owned, directly or indirectly, by the Issuer or a wholly-owned Subsidiary of the Issuer (other than a Non-Recourse Subsidiary) or which is SHCH, (iii) to the extent that such Person or any of its Subsidiaries is engaged in gaming operations, such Person or such Subsidiary of such Person is a Managed Entity, (iv) all of the Investments in which (including without limitation, in the form of capital stock, notes, receivables or other instruments evidencing such Investments held directly by the Issuer or any of its Subsidiaries (other than a Non-Recourse Subsidiary)) are pledged as Collateral to secure the Bonds pursuant to the Related Documents, and (v) to the extent permitted by regulatory authorities or other third parties, the income received by the Issuer or any of its Subsidiaries (other than a Non-Recourse Subsidiary) in respect of any management contract with respect to such Controlled Entity or its Subsidiaries is pledged as Collateral to secure the Bonds pursuant to the Related Documents.

               "Managed Entity" means either (i) any Person that is not under Third-Party Management, so long as such Person is not under Third-Party Management or (ii) a Person that the Issuer or any Subsidiary has a contract with to manage the day-to-day gaming operations and affairs, so long as such contract remains in effect.

               "Management Contract Approval" means, with respect to the Sydney Harbour Casino, a binding agreement with SHCH that provides that the Issuer or a Person at least 80% of whose equity interests are owned by the Issuer or a wholly-owned Subsidiary (other than a Non-Recourse Subsidiary) will manage the gaming operations of the Sydney Harbour Casino for a period of not less than 12 years.

               "Regular Quarterly Dividend" means the quarterly dividend determined by the Board of Directors of the Issuer in its reasonable judgment to be its regular and normal quarterly dividend and paid by the Issuer in accordance with the Issuer's prior business practices.

               "SHCH" means Sydney Harbour Casino Holdings Limited, a New South Wales corporation.

               "Sydney Harbour Casino" means all of SHCH's interest in its proposed casino and related properties located in Sydney, Australia.

               "Third-Party Management" with respect to any Person means that the day-to-day affairs or business operations of such Person are managed by a third party that is not the Issuer or any of its Subsidiaries (other than a Non-Recourse Subsidiary).

               Add the following to Section 4.08 ("Limitation on Indebtedness") by inserting the following clause in the second paragraph thereof immediately after clause (ix) thereof and before the "." and deleting the word "and" preceding such clause:

               "and (x) the incurrence by the Issuer and/or any Subsidiary of up to $150 million in aggregate principal amount of Indebtedness outstanding at any one time under this clause (x); provided, that (1) the net proceeds up to $100 million must be kept in a segregated account in the United States invested in Cash Equivalents pledged as Collateral to secure the Bonds until the receipt of the Australian Gaming Approval and Management Contract Approval, or if such Australian Gaming Approval and Management Contract Approval is not obtained within one year of such incurrence, such segregated net proceeds shall be used to redeem or prepay such Indebtedness or to fund an offer to all Holders to repurchase the Bonds at a purchase price of 100% of the principal amount thereof, together with accrued and unpaid interest, or, if such net proceeds remain after such offer, such net proceeds may be used for general corporate purposes and (2) such Indebtedness must not be secured by Collateral and such Indebtedness must be expressly subordinated in right of payment to the Bonds."

               Section 4.09(a)(2) shall be amended to add the following introductory phrase to such subparagraph: "With respect to a Restricted Payment other than a Regular Quarterly Dividend or a Restricted Investment in a Subsidiary engaged in a Gaming Related Business," Section 4.09(a)(3) shall be amended by replacing
          the first parenthetical  therein  with   "(including  Restricted
          Payments permitted by clauses (i) and (ii) of Section 4.09(b) but excluding any Restricted Payments permitted by
          clauses  (iii)-(x) of  Section 4.09(b))."    The provision
          at the end of Section 4.09(b) shall be amended by deleting the words "clauses (iii)-(viii)" and replacing them with the words "clauses (iii)-(x)" and by deleting the phrase beginning with "and (y)" to the end of the sentence.

               Section 4.09(b)(vii) is hereby amended to read as follows:
          "dividends or distributions from a Non-Recourse Subsidiary and dividends or distributions from a Controlled Entity to a Non-Recourse Subsidiary."

               Add the following to Section 4.09 ("Limitation on Restricted Payments") by inserting the following clause in paragraph (b) immediately after clause (viii) thereof and deleting the word "and" preceding such clause:

               "(ix) Investments by the Issuer or any Guarantor in Controlled Entities, so long as such Persons remain Controlled Entities, provided that any Investment in SHCH exceeding $110 million shall be a Restricted Payment provided, however, that neither the Issuer nor any Guarantor shall invest any portion of the Las Vegas Showboat or the Atlantic City Showboat in, or contribute any such assets to, a Controlled Entity; and

               (x) the retirement of any Indebtedness incurred to finance or refinance the Restricted Investment used to develop, construct or open the Sydney Harbour Casino in the event that Australian Gaming Approval is not obtained or Management Contract Approval is not obtained in accordance with the provisions of Section 4.08(b)(x)."

               Add new Section 4.09(e) that shall read as follows:

               "(e)    If  any  Controlled  Entity  ceases  to   be  a
               Controlled Entity,  then all Investments owned by the
               Issuer or   any  Subsidiary   (other   than   a
               Non-Recourse Subsidiary) in such Controlled Entity shall be deemed to be a Restricted Investment made on such date, unless such former Controlled Entity purchases or redeems all such Investments for a price at least equal to the greater of the book value of such Investments on the date such entity ceases to be a Controlled Entity or the original amount of such Investments."


               Section 4.14 shall be amended to read in its entirety:

               "If the Issuer or any of its Subsidiaries shall transfer or cause to be transferred, in one or a series of related transactions, any Collateral having a book value in excess of $5 million to any Subsidiary (other than a Non-Recourse Subsidiary or a Controlled Entity) that is not a Guarantor, then such transferee or acquired Subsidiary shall execute a Subsidiary Guaranty and deliver an opinion of counsel, in accordance with the terms of this Indenture."

               With respect to all of the foregoing Amendments, the undersigned hereby consents to the foregoing Amendments.

               This Consent Form has been executed by the undersigned Holder as of the ____ day of _________________, 1994.


                                           _______________________________


                                              By:_________________________

                                              Its:________________________

                                              And:________________________

                                              Its:________________________

                        NOTARY BLOCKS FOR NON-INDIVIDUALS

          STATE OF ________________)
                                   ) ss.
          COUNTY OF________________)

               The foregoing instrument was acknowledged before me this ____ day of _______________, 1994, by ____________________________
          and __________________________, the _________________________
          and __________________________ of __________________________,
          a _______________________, for and on behalf of
          said _______________________.



                                             ______________________
                                             Notary Public



                             NOTARY BLOCK FOR INDIVIDUAL

          STATE OF ________________)
                                   ) ss.
          COUNTY OF _______________)

               The foregoing instrument was acknowledged before me this ____ day of _____________, 1994, by _______________________, an
          individual residing at ________________________________________,
          ___________________,  _______________.



                                                 _____________________
                                                 Notary Public